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                                                                 EXHIBIT 11(ii)

                           EAGLE USA AIRFREIGHT, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)
             (IN THOUSANDS, EXCEPT PER SHARE AND FOOTNOTE AMOUNTS)

                                                                                               THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                               1997            1996
                                                                                            ----------     -----------
    Net income............................................................................. $    2,948     $     2,106

    Shares used in computing net income per share (1):
      Weighted average number of shares outstanding........................................     17,717          17,046
      Incremental shares attributed to outstanding options (2).............................        926           1,646
                                                                                            ----------     -----------
    Total shares...........................................................................     18,643          18,692
    Net income per share .................................................................. $     0.16     $      0.11
                                                                                            ==========     ===========

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(1) On July 8, 1996, the Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable August 1, 1996 to shareholders of record on July 24, 1996. All references in the financial statements to number of shares outstanding and related prices, per share amounts and stock option plan data have been retroactively restated to reflect the split.

(2) For the three months ended March 31, 1997, calculated assuming exercise of options for 2,261,878 shares of common stock at prices ranging from $1.25 to $30.63 per share and assumed repurchase of shares at the average market price of $28.49 computed as of the beginning of the period. For the three months ended March 31, 1996, calculated assuming exercise of options for 2,129,962 shares of common stock at prices from $1.25 to $12.38 per share and assumed repurchase of shares at the average market price of $13.85 computed as of the beginning of the period. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff policy, common equivalent shares issued during the 12-month period prior to an initial public offering at prices substantially below the public offering price are presumed to have been issued in contemplation of the initial public offering and have been included in the calculation as if they were outstanding since the beginning of the period presented (using the treasury stock method and the initial public offering price).






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